Exhibit H49

AGREEMENT made this 8th day of January, 2003, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Commerce Capital Markets, Inc. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels until December 11, 2003 for the following fund:

FUND                                                  TOTAL OPERATING EXPENSES
----                                                  ------------------------
Commerce Capital Treasury Obligations                           0.73%
          Money Market Fund

This Agreement shall be renewable at the end of the term for an additional one year period upon the written agreement of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund                 Commerce Capital Markets, Inc.


By: /s/ JOHN MUNCH                              By: /s/ TERRENCE J. MALLOY
    --------------------------------               -----------------------------
         John Munch                                      Terrence J. Malloy
         Vice President                                  Chief Financial Officer